UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2017

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal	0-25165	14-1809721
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

302 Main Street, Catskill NY	12414
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:          (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 18, 2017, Greene County Bancorp, Inc. (the “Company”) announced that its Board of Directors has approved a quarterly cash dividend of $0.095 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.38 per share, which is the same rate as the dividend declared during the previous quarter. A press release announcing the details of the dividend declaration is filed as exhibit 99.1.

Greene County Bancorp, MHC (the “MHC”), the mutual holding company and majority stockholder of the Company, and owner of 4,609,264 shares of the Company’s 8,502,614 total shares of common stock outstanding, has waived its right to receive the dividends on its shares.  Accordingly, the dividend is expected to be paid only on the 3,893,350 shares of common stock owned by minority stockholders of the Company.

The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.40 per share to be declared by the Company for the four quarters ending December 31, 2016.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release dated January 18, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: January 18, 2017	By:	/s/ Donald E. Gibson
Donald E. Gibson
President & Chief Executive Officer